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EXHIBIT 11 - Statement re computation of per share earnings

                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)

                                                                    Three months ended                  Nine months ended
                                                                       September 30,                      September 30,
                                                              ------------------------------      -----------------------------
Basic EPS computation:                                            1999              1998              1999             1998
                                                              ------------      ------------      ------------     ------------
  Numerator:
    Income from continuing operations                         $     30,449      $     28,313      $     83,468     $     75,996
    Less preferred stock dividends                                                       (75)                              (237)
                                                              ------------      ------------      ------------     ------------
    Income applicable to common stock                         $     30,449      $     28,238      $     83,468     $     75,759
                                                              ============      ============      ============     ============
  Denominator:
    Average common shares                                       33,665,788        34,638,425        33,679,515       32,752,669
                                                              ============      ============      ============     ============
Basic EPS from continuing operations                          $       0.90      $       0.82      $       2.48     $       2.31
                                                              ============      ============      ============     ============

Diluted EPS calculation:
  Numerator:
    Income from continuing operations                         $     30,449      $     28,313      $     83,468     $     75,996
    Less preferred stock dividends                                                       (75)                              (237)
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities                  5,980             5,981            17,942           12,735
                                                              ------------      ------------      ------------     ------------
    Income applicable to common stock                         $     36,429      $     34,219      $    101,410     $     88,494
                                                              ============      ============      ============     ============
  Denominator:
    Average common shares - basic                               33,665,788        34,638,425        33,679,515       32,752,669
    Stock option conversion                                        879,896         1,448,784           995,898        1,963,650
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities                9,096,105         9,096,303         9,096,123        6,526,298
                                                              ------------      ------------      ------------     ------------
    Average common shares - diluted                             43,641,789        45,183,512        43,771,536       41,242,617
                                                              ============      ============      ============     ============
  Diluted EPS from continuing operations                      $       0.83      $       0.76      $       2.32     $       2.15
                                                              ============      ============      ============     ============
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